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                                                                      EXHIBIT 16



                     Letterhead of D.R. Maxfield & Company

March 29, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We were previously the independent accountants for United Banking Companies, Inc. and Subsidiaries, and on February 17, 2000, we reported on the consolidated financial statements of United Financial Banking Companies, Inc. and Subsidiaries as of and for the three years ended December 31, 2000. On January 1, 2001, we informed United Financial Banking Companies, Inc. and Subsidiaries that we had merged with Brown, Dakes & Wannall, P.C. and the merged firm of Brown, Dakes, Wannall & Maxfield, P.C. will continue to be the independent accountants for United Financial Banking Companies, Inc. and Subsidiaries. We have read United Financial Banking Companies, Inc. and Subsidiaries' statements included under Item 8 of the Form 10-KSB, and we agree with such statements.

Sincerely,

/S/ WILLIAM J. MADIGAN, JR.

William J. Madigan, Jr.
Principal